Exhibit 99.1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of RxSight, Inc., a Delaware corporation, and that this agreement may be included as an exhibit to such joint filing.

Dated: February 14, 2022	RxSIGHT I, LLC, a Delaware limited liability company

	By:	/s/ William J. Link, Ph.D.
	Name:	William J. Link, Ph.D.
	Title:	Managing Member

/s/ William J. Link, Ph.D.
William J. Link, Ph.D.